Exhibit (m)(1)

RULE 12b-1 DISTRIBUTION AND SERVICE PLAN

1.          The Trust. VegaShares ETF Trust (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"), and is authorized to issue separate series (each such series is referred to herein as a "Fund" and collectively the "Funds").

2.         The Plan. The Trust desires to adopt a Rule 12b-1 Distribution and Service Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds which are identified on Exhibit A hereof, as it may be amended from time to time to add or remove a Fund or Funds, and the Board of Trustees of the Trust (the "Board of Trustees") has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the "Plan") will benefit each such Fund (the "Designated Fund") and its holders of Shares. Accordingly, each Designated Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Funds' registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).

(i)	Distribution Activities. Subject to the supervision of the Trustees of the Trust, each Fund may, directly or indirectly, engage in any activities related to the distribution of Shares of a Fund, which activities may include, but are not limited to, the following (the "Distribution Activities"): (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Shares, or that may be advising shareholders of a Fund regarding the purchase, sale or retention of Shares, or that hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to a Fund and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that render shareholder support services not otherwise provided by a Fund's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding a Fund, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which a Fund has entered into agreements related to this Plan) who engage in or support distribution of Shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of a Fund for recipients other than existing shareholders of a Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as a Fund may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

(ii)	Service Activities. Subject to the supervision of the Trustees of the Trust, each Fund may, directly or indirectly, engage in any activities related to the servicing of Shares of a Fund, which activities may include, but are not limited to, the following (the "Service Activities"): service provided by securities dealers or other financial intermediaries, financial institutions, investment advisers and others that: (a) hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to a Fund and its shareholders; or (b) render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request. For the avoidance of doubt, if FIRNA adopts a definition of "service fees" for purposes of Section 26(d) of the Rules of Fair Practice of FINRA (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

(iii)	Distribution expenses incurred in any one year in excess of 0.75% of a Fund's average daily net assets may be reimbursed in subsequent years subject to the annual 0.75% limit and subject further to the approval of the Board of Trustees including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the "Independent Trustees").

(iv)	Service expenses incurred in any one year in excess of 0.25% of a Fund's average daily net assets may be reimbursed in subsequent years subject to the annual 0.25% limit and subject further to the approval of the Board of Trustees including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the "Independent Trustees").

(v)	The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are Authorized Participants for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under Section 4(a) hereof.

3.          The Distributor. The Trust has entered into a written Distribution Agreement with Foreside Financial Services, LLC (the "Distributor"), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of Creation Unit size aggregations of Shares as described in the Funds' registration statement ("Creation Units").

4.          Effective Date. This Plan shall become effective upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

5.         Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to the Designated Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

6.         Amendment. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in Section 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

7.         Termination. This Plan may be terminated at any time, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Trustees and a majority of the Independent Trustees.

8.         Assignment. This plan will not be terminated by an assignment; however, an assignment will terminate any agreement under the plan involving any such assignment.

9.         Reports. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

10.       Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in Section 10 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

11.       Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act).

12.       Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

EXHIBIT A

1	VegaShares 3x Long VT Daily Target ETF
2	VegaShares 3x Long VTI Daily Target ETF
3	VegaShares 4x Long QQQ Daily Target ETF
4	VegaShares 4x Long SOXX Daily Target ETF
5	VegaShares 4x Long SPY Daily Target ETF
6	VegaShares 4x Long TLT Daily Target ETF
7	VegaShares 3x Long MAGS Daily Target ETF
8	VegaShares 4x Long MAGS Daily Target ETF
9	VegaShares 4x Long XLK Daily Target ETF
10	VegaShares 4x Long IWM Daily Target ETF
11	VegaShares 3x Long GDX Daily Target ETF
12	VegaShares 4x Long GDX Daily Target ETF
13	VegaShares 3x Long GDXJ Daily Target ETF
14	VegaShares 4x Long GDXJ Daily Target ETF
15	VegaShares 4x Long XLF Daily Target ETF
16	VegaShares 4x Long FXI Daily Target ETF
17	VegaShares SPX NDX RTY Premium Income ETF
18	VegaShares US Equity Autocallable Income ETF
19	VegaShares Buy Now, Pay Later ETF

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